Exhibit (10.25)

EASTMAN KODAK COMPANY

Officer Severance Policy

The Executive Compensation Committee (the “Committee”) of the Board of Directors of Eastman Kodak Company (“Kodak”) has adopted this Officer Severance Policy (this “Policy”), effective as of November 10, 2015 (the “Effective Date”), to provide for the payment and provision of the specified compensation to select officers of Kodak and its subsidiaries and affiliates (collectively, the “Company”) and certain other employees in the event of a qualifying termination of employment.

1.	Eligibility

(a) Eligible Employees. The employees eligible for the compensation in the event of a qualifying termination of employment under this Policy (each a “Participant,” and collectively, the “Participants”) are: (i) the Corporate Officers of the Company, other than Kodak’s Chief Executive Officer and any Corporate Officer employed with the Company under an employment agreement that has an indefinite term; and (ii) any employee of the Company who is not a Corporate Officer but who currently has an employment agreement providing enhanced severance that became effective upon the occurrence of the effective date of the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed by Kodak and expires in September 2016 (an “Emergence Contract”). “Corporate Officer” means an employee who has been elected as an officer of Kodak by its Board of Directors of Kodak and remains an officer of Kodak on the date of the employee’s termination of employment.

(b) Excluded Employees. Notwithstanding Paragraph 1(a), (i) any employee of the Company (including any Corporate Officer) who, at the time of termination of employment, is covered by an agreement with or other arrangement of the Company that provides for severance compensation in the event of a termination of employment (including, but not limited to, an Emergence Contract), and (ii) any Corporate Officer who is covered by a local severance arrangement outside of the United States that provides for severance benefits greater than those under this Policy (as determined by the Committee, in its sole discretion), shall not be eligible for compensation under this Policy. Instead, the employee or Corporate Officer described in clause (i) or (ii) of this Paragraph 1(b) shall be entitled to the severance compensation, if any, payable to the employee or Corporate Officer under such agreement (including an Emergence Contract), severance arrangement or local severance arrangement described in such clauses applicable to the employee or Corporate Officer, subject to the terms and conditions thereof.

2.	Qualifying Terminations

(a) Eligible Qualifying Terminations. In the event of the termination by the Company of a Participant’s employment with the Company without Cause, or the resignation by a Participant of his or her employment with the Company for Good Reason, if the Participant satisfies the requirement set forth in Paragraph 2(b) , the Participant shall be eligible to receive the compensation specified by Paragraph 3, subject to the terms and conditions of this Policy. A Participant shall not be eligible for compensation or benefits under this Policy in the event of the termination of the Participant’s employment with the Company for Cause or by reason of the Participant’s death or Disability.

(b) Waiver and Release. To be eligible for the severance compensation and benefits specified by Paragraph 3, the Participant must sign and not revoke a waiver and release of all claims arising out of (A) his or her employment with the Company, and (B) his or her termination or resignation of employment from the Company, on a form reasonably satisfactory to the Company and provided to the Participant, before the deadline specified by the release.

(c) Non-Disparagement. By accepting any severance compensation or benefits under this Policy, a Participant agrees and covenants not to disparage the Company, its directors, its officers or its employees; provided, however, this covenant shall not prohibit a Participant from reporting possible violations of federal laws or regulations to any governmental agency or entity, including, but not limited to, the Securities and Exchange Commission.

(d) Cause. For purposes of this Policy, “Cause” with respect to a Participant means any of the following: (i) the Participant’s continued failure, for a period of at least 30 calendar days following a written warning, to perform his or her duties in a manner deemed satisfactory by the Participant’s supervisor, in the exercise of his or her sole discretion; (ii) the Participant’s failure to follow a lawful written directive of Kodak’s Chief Executive Officer, the Participant’s supervisor or Kodak’s Board of Directors; (iii) the Participant’s willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business; (iv) the Participant’s unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in the Participant’s system; (v) any act or omission or commission by the Participant in the scope of the Participant’s employment (A) which results in the assessment of a civil or criminal penalty against the Participant or the Company, or (B) which in the reasonable judgment of the Participant’s supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; (vi) the Participant’s conviction of or plea of guilty or no contest to any crime involving moral turpitude; (vii) any misrepresentation of a material fact to, or concealment of a material fact from, the Participant’s supervisor or any other person in the Company to whom the Participant has a reporting relationship in any capacity; or (viii) the Participant’s breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.

(e) Disability. For purposes of this Policy, “Disability” means a disability under the terms of Kodak’s Long-Term Disability Plan.

(f) Good Reason. For purposes of this Policy, “Good Reason” with respect to a Participant means any of the following: (i) a material diminution in the Participant’s total target cash compensation, which is comprised of the Participant’s base salary and target short-term incentive opportunity (expressed as a percentage of base salary); (ii) a material diminution in Participant’s authority or responsibilities; (iii) the transfer of the Participant’s primary work site or home office as applicable (as determined by the Committee), to a new primary work site that increases the Participant’s one-way commute to work by more than 75 miles; or (iv) failure of an acquirer of or successor entity to the Company to offer the Participant employment with severance protection comparable to that provided by this Policy as in effect at the time of the acquisition or transaction, if the Participant agrees not to seek and does not commence subsequent employment with the acquirer or successor entity. In its discretion, the Committee makes the final determination of whether the participant has Good Reason for resignation.

3.	Severance Compensation

(a) Separation Pay. Except as otherwise provided by Paragraph 3(b), the amount of severance payable to a Participant in the event that he or she has a Qualifying Termination and satisfies the condition set forth in Paragraph 2(b) (the “Separation Pay”), shall be an amount equal to the Participant’s annual base salary at the rate in effect as of the date of the Qualifying Termination.

(b) “Grandfathered” Separation Pay Amounts. Notwithstanding Paragraph 3(a), the Separation Pay for the Participants set forth on Schedule A hereto, who as of the Effective Date of this Policy are a party to an Emergence Contract, shall be for the amount of severance specified for such Participant on Schedule A.

(c) Payment of Separation Pay; Tax Withholding. The Separation Pay payable to a Participant in the event of the Participant’s Qualifying Termination shall be paid over the 12-month period following the Qualifying Termination in accordance with the Company’s usual payroll practices, less the amount of applicable federal, state and local income and employment tax withholdings. The payment of Separation Pay shall commence with the first full payroll period following the expiration of the period during which the Participant may revoke the waiver and release required by Paragraph 2(b), and the first installment of Separation Pay shall include any installments that would otherwise have been paid following the date of the Participant’s Qualifying Termination and before the payment date of such first installment of Separation Pay.

(d) Equity Awards. In the event of a Participant’s Qualifying Termination, the effect of such termination on the Participant’s outstanding stock options, restricted stock, restricted stock units, and other equity awards shall be determined under and governed exclusively by the terms of the equity plan, award agreement, award notice and other documents applicable thereto.

4.	Administration

This Policy will be administered by the Committee. The Committee shall have the power, authority and complete and exclusive discretion: (i) to construe, interpret, and administer the terms of this Policy; (ii) to remedy any possible ambiguities in the terms of this Policy, and to determine conclusively, for all parties, all questions arising out of the interpretation or administration of this Policy; (iii) to determine conclusively the right of any person to Separation Pay and the amount of such Separation Pay, including, but not limited to, the determination of all questions relating to eligibility for coverage and Separation Pay; and (iv) to delegate some aspects of plan administration to management. Any decision made or other action taken by the Committee with respect to this Policy, and any interpretation by the Committee of any term or condition of this Policy, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law.

5.	Amendment, Modification or Termination

The Committee may amend, modify or terminate this Policy (including Schedule A) at any time, for any reason or no reason. No person has any vested rights under this Policy (or Schedule A).

6.	Non-Duplication of Benefits

If the Company is required to pay severance or termination benefits to a Participant under any other plan, agreement or arrangement, or by law, the Separation Pay payable to the Participant under this Policy will be reduced by the amount of the required severance or termination benefits required to be paid to the Participant under such other plan, agreement or arrangement, or by law. This provision is intended to prevent duplication of benefits, and is not intended to permit an alteration in the time or form of the Separation Pay payable under this Policy.

7.	Section 409A

The Separation Pay is intended to qualify for an exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Policy shall be administered and interpreted consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that the Separation Pay is exempt from Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A. Each payment under this Policy shall be deemed to be a separate payment for purposes of Section 409A. References to “termination of employment” and similar terms used in this Policy mean a “separation from service” within the meaning of Section 409A. In the event that an Employee is a “specified employee” (within the meaning of Section 409A and as determined by the Company) at the time of separation from service, any compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the first day of the seventh month following the separation from service if and to the extent required to comply with Section 409A.

8.	Miscellaneous

(a) Employee’s Agreement. A Participant’s Eastman Kodak Company Employee’s Agreement will remain in full force and effect following the Participant’s termination of employment with the Company, including, without limitation, the provisions regarding nondisclosure of confidential information, non-competition with the Company, and non-solicitation of Company employees, customers and suppliers. Before a Participant accepts employment with any other person or entity while his or her Employee’s Agreement is in effect, the Participant must provide the prospective employer with written notice of the provisions of the Employee’s Agreement and will deliver a copy of the notice to the Company.

(b) No Guarantee of Employment. Nothing in this Policy will be construed as granting any Participant a right to continued employment or other service with the Company, or to interfere with the right of the Company to discipline or discharge the Participant at any time.

(c) Benefits Bearing. In no event shall any of the Separation Pay provided under this Policy be “benefits bearing.”

(d) Clawback. In the event that a Participant breaches any of the terms of the Eastman Kodak Company Employee’s Agreement, in addition to and not in lieu of any other remedies that the Company may pursue against the Participant, no further payments of Separation Pay will be made to the Participant pursuant to this Policy and the Participant shall immediately repay to the Company all moneys previously paid to the Participant pursuant to this Policy.

(e) No Waiver. The failure by the Company or its agent to enforce any provision of this Policy at any time or from time to time, and with respect to any person or persons, shall not be construed to be a waiver of such provision, nor in any way limit the Company’s or its agent’s ability to enforce such provision in any situation.

(f) Severability. If part or all of any of the provisions of this Policy shall be held or deemed to be or shall in fact be inoperative or unenforceable as applied in any particular situation, such circumstances shall not have the effect of rendering any other parts of the provision at issue or other Policy provisions invalid, inoperative or unenforceable to any extent whatsoever.

(g) Governing Law. This Policy shall be construed in accordance with the laws of New York State without regard to the conflicts of law principles thereof.

(h) Headings. The headings used in this Policy are for convenience of reference only and will not control or affect the meaning or construction of any of its provisions.

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